Exhibit 10.1

$250,000,000
CREDIT AGREEMENT
among
AMERICAN CELLULAR CORPORATION,
as Borrower,
The Guarantors from Time to Time Parties Hereto,
and
The Several Lenders
from Time to Time Parties Hereto,
and
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent
Dated as of August 7, 2006

BEAR, STEARNS & CO. INC., MORGAN STANLEY SENIOR FUNDING, INC. and LEHMAN
BROTHERS INC., as Joint Bookrunners

		Page
SECTION 1.	DEFINITIONS	49
1.1	Defined Terms	49
1.2	Other Definitional Provisions	24

SECTION 2.	AMOUNT AND TERMS OF TERM COMMITMENTS	24
2.1	Term Commitments	24
2.2	Procedure for Term Loan Borrowing	25
2.3	Repayment of Term Loans	25
2.4	Incremental Facilities	25

SECTION 3.	AMOUNT AND TERMS OF REVOLVING COMMITMENTS	26
3.1	Revolving Commitments	26
3.2	Procedure for Revolving Loan Borrowing	27
3.3	Swingline Commitment	27
3.4	Procedure for Swingline Borrowing; Refunding of Swingline Loans	27
3.5	Commitment Fees, etc	29
3.6	Termination or Reduction of Commitments	29
3.7	L/C Commitment	29
3.8	Procedure for Issuance of Letter of Credit	30
3.9	Fees and Other Charges	30
3.10	L/C Participations	30
3.11	Reimbursement Obligation of the Borrower	31
3.12	Obligations Absolute	32
3.13	Letter of Credit Payments	32
3.14	Applications	32

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT	32
4.1	Optional Prepayments	32
4.2	Mandatory Prepayments	33
4.3	Conversion and Continuation Options	33
4.4	Limitations on Eurodollar Tranches	34
4.5	Interest Rates and Payment Dates	34
4.6	Computation of Interest and Fees	34

i

(Continued)

(Continued)

(Continued)

ANNEX:
A	Pricing Grid

SCHEDULES:
I	Commitments
1.1	Mortgaged Properties
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.22	Real Property
5.23	FCC and PUC Matters
5.25	Borrower Agreements
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens

EXHIBITS:
A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee and Collateral Agreement

v

E	Form of Prepayment Option Notice
F	Form of Exemption Certificate
G-1	Form of Term Note
G-2	Form of Revolving Note
G-3	Form Swingline Note
H	Form of Closing Certificate
I-1	Form of Legal Opinion of Mayer, Brown, Rowe & Maw LLP
I-2	Form of Legal Opinion of Wilkinson Barker & Knauer LLP

     CREDIT AGREEMENT, dated as of August 7, 2006, among AMERICAN CELLULAR CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), the Subsidiary Guarantors (as defined below), ACC HOLDINGS, LLC, an Oklahoma limited liability company (“Holdings”), as Guarantor, and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).
          WHEREAS, to provide funds (i) to finance working capital and other general corporate needs of the Borrower and its Subsidiaries (including Permitted Acquisitions), (ii) to finance the Highland Acquisition and (iii) to pay fees and expenses incurred in connection with the transactions contemplated herein, the Borrower has requested that the Lenders make certain credit facilities available to the Borrower; and
          WHEREAS, the Lenders are willing to make such credit facilities available to the Borrower upon and subject to the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Addendum:”: an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the recitals to this Agreement.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Administrative Agent and any sub-agent of or successor to the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender and the Swingline Lender.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          “Agreement”: this Credit Agreement.
          “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans and Swingline Loans	2.25%	1.25%
Term Loans	2.25%	1.25%
provided, that, on and after each Adjustment Date (as defined in the Pricing Grid) occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
          “Approved Fund”: as defined in Section 11.6.
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 8.5).
          “Assignee”: as defined in Section 11.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.
          “Authorizations”: (i) all material filings, recordings, and registrations with, and all material validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority (other than the FCC and applicable PUCs), including without limitation, any of the foregoing authorizing or permitting the acquisition, construction, or operation of any System and (ii) all material filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, the FCC and any applicable PUCs, including authorizing or permitting the acquisition, construction, or operation of any System and the use of any radiofrequency spectrum.
          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
          “Benefitted Lender”: as defined in Section 11.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble to this Agreement.
          “Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrower Hedge Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Borrower Indenture”: each Existing Indenture and any future indentures of the Borrower or any other Group Member to the extent permitted hereunder.
          “Business”: as defined in Section 5.17(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived, which date is August 7, 2006.
          “CMRS Assets”: any CMRS System or Franchise Interest owned directly or indirectly by any Person and used in connection with such Person’s CMRS Business.
          “CMRS Business”: the business of owning or operating one or more CMRS Systems and other business directly related thereto.
          “CMRS Entity”: a Person that provides, or is authorized to provide, a commercial mobile radio service as defined in the Communications Act.
          “CMRS System”: a system providing commercial mobile radio service as defined in the Communications Act.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: as to any Lender, the sum of the Tranche B Term Commitment, the Delayed Draw Term Commitment and the Revolving Commitment of such Lender.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

          “Communications Act”: collectively, the Federal Communications Act of 1934, as amended from time to time, the rules and regulations promulgated by the FCC thereunder, the written policies and published orders and decisions of the FCC, the terms and conditions of any FCC License, and court decisions interpreting each of the foregoing, as in effect at any time.
          “Communications Regulatory Authority”: the FCC and each PUC.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.
          “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated July 2006 and furnished to the Lenders.
          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein and (c) all accrued dividends and non-cash dividends on preferred stock and accrued interest on Indebtedness.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) customary investment banking fees incurred in connection with acquisitions, divestitures and financing transactions, (d) depreciation and amortization expense, (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (f) any extraordinary charges or losses determined in accordance with GAAP, (g) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, and (h) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any twelve-month period (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means the Highland Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
          “Consolidated Leverage Ratio”: on any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA as of the most recently ended twelve-month period ending on the last day of the most recent fiscal quarter.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Secured Debt”: all Consolidated Total Debt secured by a Lien on any assets of the Borrower or its Subsidiaries.

          “Consolidated Secured Leverage Ratio”: on any date of determination, the ratio of (a) Consolidated Secured Debt on such date to (b) Consolidated EBITDA as of the most recently ended twelve-month period ending on the last day of the most recent fiscal quarter.
          “Consolidated Senior Debt”: Consolidated Total Debt other than Subordinated Debt.
          “Consolidated Senior Leverage Ratio”: on any date of determination, the ratio of (a) Consolidated Senior Debt on such date to (b) Consolidated EBITDA as of the most recently ended twelve-month period ending on the last day of the most recent fiscal quarter.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP. For purposes of calculating the definitions of “Consolidated Leverage Ratio”, “Consolidated Senior Leverage Ratio” and “Consolidated Secured Leverage Ratio”, Consolidated Total Debt, shall not include (i) proceeds in excess of the stated principal amount of the applicable instrument related to such Indebtedness or (ii) the aggregate undrawn amount of letters of credit permitted by Section 8.2(n).
          “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Delayed Draw Commitment Fee Rate”: (i) 0.75% per annum for the period from the Closing Date to December 7, 2006, (ii) 1.25% per annum for the period from December 7, 2006 to April 7, 2007 and (iii) 1.75% per annum for the period from April 7, 2007 through the Delayed Draw Commitment Termination Date.
          “Delayed Draw Commitment Termination Date”: the earlier to occur of (i) the third Delayed Draw Funding Date and (ii) August 7, 2007.
          “Delayed Draw Funding Date” : any date on which the borrowing of Delayed Draw Term Loans is made.
          “Delayed Draw Term Commitment” : as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Commitment” under such Lender’s name on such Lender’s Addendum, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Delayed Draw Term Commitment is $100,000,000.
          “Delayed Draw Term Lender” : each Lender that has a Delayed Draw Term Commitment or holds a Delayed Draw Term Loan.
          “Delayed Draw Term Loan” : as defined in Section 2.1(b).
          “Delayed Draw Term Percentage”: as to any Delayed Draw Term Lender at any time, the percentage which such Lender’s Delayed Draw Term Commitment then constitutes of the aggregate Delayed Draw Term Commitments.

          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Documentation Agent”: as defined in the preamble to this Agreement.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of Borrower or Holdings organized under the laws of any jurisdiction within the United States.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “Equipment Lease and Switch Sharing Agreements” means the three Equipment Lease Agreements and the three Switch Sharing Agreements between Dobson Operating Co., LLC and the Borrower, and the one Equipment Lease Agreement between Sygnet Communications, Inc. and the Borrower, all dated as of January 1, 2003, which provide for the leasing or sharing of certain telecommunications equipment between the parties thereto, including any amendments or modifications thereto; provided, however, that such amendments or modifications may not adversely affect the Borrower when compared with the provisions in place immediately prior to the time of such amendment.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 9; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
          “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Borrower Credit Agreement Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
          “Excluded Indebtedness”: all Indebtedness permitted by clauses (a), (b), (c), (e), (h), (i), (j), (k) and (m) of Section 8.2.
          “Existing Indentures”: the Senior Note Indenture and the Senior Subordinated Note Indenture (as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.9).
          “Facility”: each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Delayed Draw Term Commitments and the

           Delayed Draw Term Loans made thereunder (the “Delayed Draw Term Facility”), and (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).
          “Facilities Increase” as defined in Section 2.4(a) hereof.
          “Facilities Increase Date” as defined in Section 2.4(c) hereof.
          “Facilities Increase Notice”: a notice from the Borrower to the Administrative Agent requesting a Facilities Increase, which may include any proposed term and condition for such proposed Facilities Increase but shall include in any event the amount of such proposed Facilities Increase.
          “Fair Market Value”: (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable security at any date, the closing sale price of such security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such business day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the Borrower and reasonably approved by the Administrative Agent.
          “FCC”: the Federal Communications Commission and any successor regulatory body.
          “FCC License”: each Authorization which is issued by the FCC from time to time for the Borrower and its Subsidiaries to operate each of the Systems.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Franchise Interest”: any direct or indirect ownership in any Person that is a CMRS Entity.
          “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to Holdings, the Borrower and its Subsidiaries.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
          “Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.
          “Highland Acquisition”: the acquisition of Highland Cellular, LLC pursuant to the Highland Acquisition Agreement.
          “Highland Acquisition Agreement”: the Agreement and Plan of Merger dated as of May 10, 2006 by and among the Borrower, Highland Acquisition Sub, LLC, a Delaware limited liability company, Highland Cellular, LLC, a Delaware limited liability company, Highland Cellular Holdings, Inc., a Delaware corporation, Highland Cellular Holdings, Inc., as the equityholders’ representative, Tom Attar and Faramarz Attar.
          “Highland Acquisition Documentation”: collectively, the Highland Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
          “Highland Acquisition Closing”: the “Closing” as defined in the Highland Acquisition Agreement.
          “Holdings”: as defined in the preamble to this Agreement.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire any Capital Stock of such Person (other than any such Capital Stock which has a stated maturity of at least 180 days after the Term Loan Maturity Date and may not be required to be repaid, redeemed, purchased , retired, defeased or otherwise acquired on or prior to such date), in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof (if interest is payable on such date) and (e) as to any Swingline Loan, the day that such Loan is required to be paid.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Credit Termination Date or beyond the Term Loan Maturity Date, as the case may be; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: as defined in Section 8.8.
          “Issuing Lender”: [General Electric], in its capacity as issuer of any Letter of Credit.
          “L/C Commitment”: $15,000,000.

          “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.
          “L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 3.7(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents and the Notes.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “Majority Facility Lenders”: (i) with respect to the Revolving Loans, the holders of more than 50% of the Total Revolving Commitments and Total Revolving Extensions of Credit (or, following any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Extensions of Credit), (ii) with respect to the Tranche B Term Loans, the holders of more than 50% of the Tranche B Term Loans and Tranche B Term Commitments (or, following any termination of the Tranche B Term Commitments, the holders of more than 50% of the Tranche B Term Loans) and (iii) with respect to the Delayed Draw Term Loans, the holders of more than 50% of the Delayed Draw Term Loans and Total Delayed Draw Commitments (or, following any termination of the Delayed Draw Term Commitments, the holders of more than 50% of the Delayed Draw Term Loans); provided, however, that following the termination of the Tranche B Term Commitments and Delayed Draw Term Commitments, the “Majority Facility Lenders” with respect to the Term Loans shall be the holders of more than 50% of the Term Loans.
          “Management Agreement”: the Management Agreement dated as of August 19, 2003 between Parent and Borrower, as the same may be amended, otherwise modified or replaced from time to time.
          “Material Adverse Effect”: a material adverse effect on (a) the transactions contemplated by the Loan Documents, (b) the business, assets, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

          “Material Agreements”: the Management Agreement, the Borrower Indentures, the Tax Allocation Agreement and the Roaming Agreement.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Mortgaged Properties”: the real properties listed on Schedule 1.1, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (provided that following the termination of such reserves proceeds equal to any unused reserves shall be applied in accordance with Section 4.2) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Non-Consenting Lender”: as defined in Section 11.1.
          “Non-Excluded Taxes”: as defined in Section 4.10(a).
          “Non-U.S. Lender”: as defined in Section 4.10(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Parent”: Dobson Communications Corporation, an Oklahoma corporation.
          “Participant”: as defined in Section 11.6(c).
          “Patriot Act” : the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: any acquisition of all or substantially all of the assets of, or Capital Stock of, a Person, that satisfies each of the following conditions: (a) (i) all transactions related thereto shall be consummated without material contravention of any applicable Requirements of Law and Authorizations, (ii) 75% of the Capital Stock of any acquired or newly formed corporation, partnership, association or other business entity is owned directly by the Borrower or a Loan Party which is a Subsidiary of the Borrower and a Domestic Subsidiary, and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 7.10 shall have been taken, (iii) such acquisition shall have been approved and recommended by the board of directors or equivalent governing body of the Person to be acquired or from which such assets are to be acquired and such approval and recommendation has not been withdrawn, (iv) immediately before and after giving effect thereto, each material Authorization issued by any Communications Regulatory Authority with respect to any Person or business unit to be acquired in connection with such acquisition shall be in full force and effect, valid, binding, enforceable, and subsisting without any defaults (except defaults which could not reasonably be expected to result in the termination, revocation or non-renewal of such Authorization) thereunder or enforceable materially adverse limitations thereon and shall not be subject to any proceedings or claims (except proceedings or claims which could not reasonably be expected to result in the termination, revocation or non-renewal of such Authorization) opposing the issuance, development, or use thereof or contesting the validity thereof unless the acquiring Person has entered into an agreement with the seller of such Authorization protecting such Person from such adverse limitations, proceedings, or claims, which agreement shall be on terms and conditions, and from a Person whose credit is, reasonably satisfactory to Administrative Agent, (v) immediately before and after giving effect thereto, the acquiring Person shall be Solvent and the Borrower, on a consolidated basis, shall be Solvent, (vi) immediately before and after giving effect thereto, the Consolidated Leverage Ratio shall not exceed 6.50 to 1.00, (viii) immediately before and after giving effect thereto, the Consolidated Secured Leverage Ratio shall not exceed 2.75 to 1.00, (vii) immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing and (viii) any acquired entities or business units are in a similar line of business to the Borrower and (b) if the aggregate consideration payable (including any deferred consideration and non-cash consideration, including assumed Indebtedness) for such Permitted Acquisition equals or exceeds $25,000,000, upon the consummation thereof, the Borrower shall deliver to the Administrative Agent (i) a pro forma income statement for the most recently available last four fiscal quarters and pro forma balance sheet for the most recently available fiscal quarter of the Borrower and its Subsidiaries (after giving effect to such acquisition) together with the respective amounts of each such acquired Person’s or business’s actual and contingent liabilities to the extent that such liabilities would be recourse to the Borrower or its Subsidiaries (ii) an officer’s certificate certifying compliance with each of the requirements under clause (a) above (including the Consolidated Leverage Ratio and Senior Secured Leverage Ratio) and containing all information necessary for determining such compliance, together with all relevant financial statements, projections and information, in each case, satisfactory to the Administrative Agent.
          “Permitted Asset Sale”: a Disposition of any property by the Borrower or its Subsidiaries (other than a Disposition permitted by Section 8.5(a), (b), (c), (d) or (e)); provided, that (i) no Default or Event of Default is continuing or would result therefrom and (ii) either (a) before and after giving effect to such Disposition, the Consolidated Leverage Ratio shall not exceed 6.50 to 1.00 or (b) the

Consolidated Leverage Ratio does not exceed the Consolidated Leverage Ratio before giving effect to such Disposition.
          “Permitted Asset Swap”: a Disposition of CMRS Assets owned by the Borrower or any of its Subsidiaries that satisfies each of the following conditions: (i) such Disposition shall be in substantially contemporaneous exchange for the acquisition of other CMRS Assets, (ii) such acquisition of other CMRS Assets shall be a Permitted Acquisition, (iii) immediately prior to and after giving effect to the Disposition of such CMRS Assets and acquisition of other CMRS Assets, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom, (iv) the consideration received for such Disposition shall be at least equal to the Fair Market Value of the CMRS Assets Disposed of and such Disposition does not have any materially adverse tax consequences to any Group Member, (v) the Consolidated Leverage Ratio shall not exceed 6.50 to 1.00, (vi) the Consolidated Secured Leverage Ratio does not exceed 2.75 to 1.00, (vii) no Default or Event of Default has occurred and is continuing, (viii) any swapped entities or assets are in a similar line of business to the Borrower, (ix) any cash consideration received after giving effect to such Disposition and substantially contemporaneous acquisition shall, in each case be a bona fide means of equalizing the value between the CMRS Assets Disposed of and (x) if the aggregate consideration payable (including any deferred consideration and non-cash consideration, including assumed Indebtedness) for such Permitted Asset Swap equals or exceeds $25,000,000, upon the consummation thereof, the Borrower shall deliver to the Administrative Agent (a) a pro forma income statement for the most recently available last four fiscal quarters and pro forma balance sheet for the most recently available fiscal quarter of the Borrower and its Subsidiaries (after giving effect to such Permitted Asset Swap) together with the respective amounts of each such acquired Person’s or business’s actual and contingent liabilities to the extent that such liabilities would be recourse to the Borrower or its Subsidiaries and (b) an officer’s certificate certifying compliance with each of the foregoing requirements (including the Consolidated Leverage Ratio and Senior Secured Leverage Ratio) and containing all information necessary for determining such compliance, together with all relevant financial statements, projections and information, in each case, satisfactory to the Administrative Agent.
          “Permitted Payments”: as defined in Section 8.6(c).
          “Permitted Refinancing”: a refinancing, extension or renewal of any Indebtedness of the Borrower or its Subsidiaries; provided, that (i) no Default or Event of Default is continuing or would result therefrom, (ii) after giving effect to such refinancing, extension or renewal, such Indebtedness is not secured by a Lien on any assets of the Borrower or its Subsidiaries, (iii) before and after giving effect to such refinancing, extension or renewal, either the Consolidated Leverage Ratio does not exceed 6.50 to 1.00 or the Consolidated Senior Leverage Ratio does not exceed 5.5 to 1.00, (iv) such refinancing, extension or renewal is permitted under each Borrower Indenture and Subordinated Debt Agreement, (v) after giving effect to such refinancing, extension or renewal, such Indebtedness has a maturity no less than 180 days after the Term Loan Maturity Date, (vi) such Indebtedness is refinanced, extended or renewed on prevailing market terms, including with respect to interest rates, (vii) after giving effect to such refinancing, extension or renewal, such Indebtedness terms which are not materially less favorable to the Lenders; provided that Indebtedness incurred to refinance the Senior Subordinated Notes shall not be required to be Subordinated Debt, and (viii) any modifications to the amortization with respect to such Indebtedness shall have been approved by the Administrative Agent.
          “Permitted Unsecured Debt”: as defined in Section 8.2(i).
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Pro Forma Balance Sheet”: as defined in Section 5.1(a).
          “Projections”: as defined in Section 7.2(c).
          “Properties”: as defined in Section 5.17(a).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “PUC”: any state regulatory agency or governmental authority that exercises jurisdiction over the provision of commercial mobile radio services or any services incidental thereto.
          “PUC Authorization”: any Authorization issued by any applicable PUC from time to time that is required for the Borrower and its Subsidiaries to enter into operations of a System.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided, that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
          “Reference Lender”: The Bank of New York.
          “Refunded Swingline Loans”: as defined in Section 3.4.
          “Refunding Date”: as defined in Section 3.4.
          “Register”: as defined in Section 11.6(b)(iv).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale subject to Section 4.2(b) or Recovery Event to acquire or repair assets useful in its business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of the Borrower and its Subsidiaries.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring eighteen months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to acquire or repair assets useful in its business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28,         .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and the Tranche B Term Loan Commitments then in effect or, if the Tranche B Term Commitments have been terminated, the total Tranche B Term Loans then outstanding, and the Delayed Draw Term Loan Commitments then in effect or, if the Delayed Draw Term Commitments have been terminated, the total Delayed Draw Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law (including the Communications Act), treaty, rule or regulation or determination of an arbitrator or a court or of the FCC, any PUC or any other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.
          “Restricted Payments”: (i) dividends, redemptions, repurchases, defeasance, retirement and all distributions with respect to Capital Stock (whether in the form of debt, equity or otherwise); (ii) Capital Expenditures in excess of the amounts permitted by Section 8.1(b); (iii) any prepayment, redemption or repurchase of any Indebtedness (other than Indebtedness permitted by clauses (a), (b), (c), (e), (k), (l) and (m) of Section 8.2) and (iv) other payments in respect of Investments (other than transactions expressly permitted by Section 8.8), transactions with Affiliates (other than transactions expressly permitted in Section 8.10)) and Hedge Agreements (other than transactions expressly permitted by Section 8.12).
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $50,000,000.
          “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.
          “Revolving Commitment Fee Rate”: 0.50% per annum.
          “Revolving Credit Termination Date”: August 7, 2011 or if, the Senior Notes Refinancing has not occurred, then, February 1, 2011.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 3.1(a).
          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).
          “Roaming Agreement”: the InterCarrier Multi-standard Roaming Agreement by and among Cingular Wireless LLC, Dobson Cellular Systems, Inc. and the Borrower, dated as of August 12, 2005, as amended, supplemented or otherwise modified from time to time.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations.
          “Senior Note Indenture”: the Indenture, dated as of August 8, 2003, entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments, amendments, modifications, supplements and other agreements entered into by the Borrower or certain of its Subsidiaries in connection therewith, to the extent permitted hereunder.
          “Senior Notes”: the 10.00% notes of the Borrower issued pursuant to the Senior Note Indenture.

          “Senior Notes Refinancing”: either (a) the repayment of the Senior Notes in full or (b) a Permitted Refinancing of the Senior Notes in full on terms which are not materially less favorable to the Lenders than terms of the Senior Notes in effect on the date hereof and with a maturity date which is not earlier than February 7, 2014.
          “Senior Subordinated Note Indenture”: the Indenture, dated March 14, 2001, as amended by the First Supplemental Indenture, dated as of August 19, 2003, entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments, amendments, modifications, supplements and other agreements entered into by the Borrower or certain of its Subsidiaries in connection therewith, to the extent permitted hereunder.
          “Senior Subordinated Notes”: the 9 1/2% subordinated notes of the Borrower issued pursuant to the Senior Subordinated Note Indenture.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: any event constituting a “change of control” (as such term is defined in any Borrower Indenture or other instrument governing the terms of any Group Member Indebtedness or in any certificate of designation or exchange debenture with respect to any Group Member preferred stock or other long-term Indebtedness or preferred stock of any Group Member or any of its Subsidiaries) which causes any Indebtedness of any Group Member (other than the Senior Subordinated Notes) in an aggregate principal amount of at least $20,000,000 to be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof).
          “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement; provided, any release of Collateral or Guarantor effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.

          “Subordinated Debt”: any unsecured Indebtedness of the Borrower or its Subsidiaries, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to February 7, 2014 and the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the obligations to the Administrative Agent and the Required Lenders.
          “Subordinated Debt Agreement”: any agreement (including any Borrower Indenture) pursuant to which any Subordinated Debt is issued.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary and (ii) Alton CellTelCo Partnership.
          “Supplemental Capital Expenditures”: for any period, the Capital Expenditures, which have been consented to in writing by the Administrative Agent, projected to be made in such period (in excess of the Capital Expenditures permitted for such period by Section 8.1(b)) by the Borrower and its Subsidiaries in connection with any Permitted Acquisition following the Closing Date (other than the Highland Acquisition).
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.
          “Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 3.3.
          “Swingline Participation Amount”: as defined in Section 3.4.
          “Systems”: each of the CMRS Systems, now owned or hereafter owned, operated or managed by the Borrower and its Subsidiaries.
          “Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties with respect to such taxes or arising from the nonpayment thereof.
          “Tax Allocation Agreement”: the Tax Allocation Agreement effective as of August 19, 2003 between the Parent and the Borrower, as the same may be amended, otherwise modified or replaced from time to time.
          “Term Lenders”: the collective reference to the Tranche B Term Lenders and the Delayed Draw Term Lenders.

          “Term Loans”: the collective reference to the Tranche B Term Loans (including any Tranche B Term Loans made pursuant to any Facilities Increase) and Delayed Draw Term Loans.
          “Term Loan Maturity Date”: August 7, 2013 or, if, the Senior Notes Refinancing has not occurred, then February 1, 2011.
          “Total Delayed Draw Commitments”: at any time, the aggregate amount of the Delayed Draw Commitments then in effect.
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Total Tranche B Commitments”: at any time, the aggregate amount of the Tranche B Term Commitments then in effect.
          “Tranche B Funding Date”: the Closing Date and any subsequent date on which a borrowing of Tranche B Term Loans is made.
          “Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” under such Lender’s name on such Lender’s Addendum, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Commitments is $100,000,000.
          “Tranche B Commitment Termination Date”: the earlier to occur of (i) the first Tranche B Funding Date following the Closing Date and (ii) September 30, 2006.
          “Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.
          “Tranche B Term Loan”: as defined in Section 2.1(a).
          “Tranche B Term Percentage”: as to any Tranche B Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          “Unasserted Contingent Liabilities”: as defined in the Guarantee and Collateral Agreement.
          “United States”: the United States of America.
          “Voting Power”: with respect to any Person, the rights attributable to ownership of the Capital Stock of any class or kind ordinarily to vote for the election of directors, managers or other voting members of the governing body of such Person.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS
          2.1 Term Commitments. (a) Tranche B Term Loans. Subject to the terms and conditions hereof, on or prior to the Tranche B Loan Commitment Termination Date, each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Borrower (i) on the Closing Date in an amount corresponding to the amount of the Tranche B Term Commitment of such Tranche B Lender set forth on Schedule I and (ii) on or before the Tranche B Commitment Termination Date in an amount corresponding to the amount of the Tranche B Term Commitment of such Tranche B Lender set forth on Schedule I, in each case, in accordance with Section 2.2(a). The Tranche B Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.
          (b) Delayed Draw Term Loans. Subject to the terms and conditions hereof, on or prior to the Delayed Draw Commitment Termination Date, each Delayed Draw Term Lender severally agrees to make a term loan (a “Delayed Draw Term Loan”) on any Delayed Draw Funding Date in an amount corresponding to the amount of the Delayed Draw Term Commitment of such Delayed Draw Term Lender set forth on Schedule I in accordance with Section 2.2(b); provided, however, that (i) the Borrower shall only be permitted to draw Delayed Draw Term Loans on up to three (3) Delayed Draw Funding Dates prior to the Delayed Draw Commitment Termination Date and (ii) each borrowing under the Delayed Draw Term Commitment shall be in an amount equal to at least $10,000,000 or a whole multiple of $1,000,000 in excess thereof. The Delayed Draw Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.
          2.2 Procedure for Term Loan Borrowing. (a) Tranche B Term Loans. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three (3) Business Days prior to the anticipated Tranche B Funding Date) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on such Tranche B Funding Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Not later than 12:00 Noon, New York City time, on each Tranche B Funding Date each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loans to be made by such Lender on such date. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.
          (b) Delayed Draw Term Loans. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, three (3) Business Days prior to the anticipated Delayed Draw Funding Date) requesting that the Delayed Draw Term Lenders make the Delayed Draw Term Loans on the Delayed Draw Funding Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Delayed Draw Term Lender thereof. Not later than 12:00 Noon, New York City time, on any Delayed Draw Funding Date, each Delayed Draw Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Delayed Draw Term Loans to be made by such Lender on such date. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Delayed Draw Term Lenders in immediately available funds.
          2.3 Repayment of Term Loans. Subject to Section 4.2, the principal balance of the Term Loans of each Term Loan Lender shall be repayable in consecutive quarterly installments on the last day of each fiscal quarter of the Borrower ending December 31, 2006 through June 30, 2013, each such payment to equal .25% of (i) the initial aggregate principal amount of all Tranche B Term Loans and (ii) the aggregate amount of the Delayed Draw Term Loans drawn prior to the Delayed Draw Commitment Termination Date, with the remaining balance of the Term Loans payable on the Term Loan Maturity Date.
          2.4 Incremental Facilities. (a) The Borrower may, after the Tranche B Commitment Termination Date, on one or more occasions, deliver to the Administrative Agent a Facilities Increase Notice to request an increase (a “Facilities Increase”); provided, that (i) no Default or Event of Default is continuing or would result therefrom, (ii) before and after giving effect to the Facilities Increase (A) the Consolidated Secured Leverage Ratio does not exceed 2.75 to 1.00 and (B) the Consolidated Leverage Ratio does not exceed 6.50 to 1.00 and (iii) the incurrence of Indebtedness under the Facilities Increase is permitted under each Borrower Indenture. Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or consent to any Facilities Increase in the Tranche B Term Commitments, and any such Facilities Increase may be subject to changes in any term herein.

          (b) The Administrative Agent shall promptly notify each Tranche B Term Lender of the proposed Facilities Increase and of the proposed terms and conditions therefor agreed between the Borrower and the Administrative Agent. Each such Tranche B Term Lender (and each of its Affiliates) may, in its sole discretion, commit to participate in such Facilities Increase by forwarding its commitment to the Administrative Agent therefor in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall allocate, on a pro rata basis, amounts not to exceed for each such Tranche B Term Lender the commitment received from such Lender or Affiliate. If the Administrative Agent does not receive sufficient commitments from existing Tranche B Term Lenders or their Affiliates, the Administrative Agent or any of its Affiliates will use its reasonable efforts to allocate any excess in the proper amount of the Facilities Increase to other prospective Assignees; provided, that any such prospective Assignee is reasonably satisfactory to the Administrative Agent and the Borrower.
          (c) Each Facilities Increase shall become effective after the satisfaction of the conditions precedent set forth in Section 6.2, on a date agreed by the Borrower and the Administrative Agent (a “Facilities Increase Date”). The Administrative Agent shall notify the Lenders and the Borrower, on or before 1:00 p.m. on the Business Day following the Facilities Increase Date of the effectiveness of the Facilities Increase.
          (d) On the Facilities Increase Date, each Tranche B Term Lender or Assignee participating in such Facilities Increase shall purchase from each existing Tranche B Term Lender having Tranche B Term Loans outstanding on such Facilities Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche B Term Lender’s pro rata share in the Tranche B Term Facility of the new Tranche B Term Commitments (after giving effect to such Facilities Increase), in the aggregate outstanding Tranche B Term Loans, so as to ensure that, on the Facilities Increase Date after giving effect to such Facilities Increase, each Tranche B Term Lender holds its pro rata share in the Tranche B Term Facility and the Tranche B Term Loans outstanding on such Facilities Increase Date.
          (e) Any Loan made pursuant to the Facilities Increase shall be deemed a Tranche B Term Loan for all purposes hereunder.
SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS
          3.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

          (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Credit Termination Date.
          3.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 or Section 3.11 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by wire transfer by the Administrative Agent to a bank account designated in writing by the Borrower to the Administrative Agent, with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
          3.3 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.
          (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Credit Termination Date.
          3.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated by the Borrower to the Administrative Agent.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage multiplied by (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the

Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          3.5 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Revolving Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.
          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender a commitment fee for the period from and including the Closing Date to the Delayed Draw Commitment Termination Date, computed at the applicable Delayed Draw Commitment Fee Rate on the average daily amount of the available Delayed Draw Term Commitment of such Delayed Draw Term Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Delayed Draw Commitment Termination Date, commencing on the first of such dates to occur after the date hereof.
          (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.
          3.6 Termination or Reduction of Commitments. (a) Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.
          (b) Delayed Draw Term Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Delayed Draw Term Commitments or, from time to time, to reduce the amount of the Delayed Draw Term Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Delayed Draw Term Commitments then in effect.
          3.7 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) there are less than 30 days prior to the Revolving Credit Termination Date. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a minimum face amount acceptable to the Issuing Lender and

(iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.8 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          3.9 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.10 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing

Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.
          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.
          3.11 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.
          3.12 Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person, other than the defense of payment. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          3.13 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.14 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4. GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT
          4.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Any prepayments of the Term Loans pursuant to this Section 4.1 may be applied against remaining scheduled installments (after application of such prepayment to any accrued but unpaid interest, if any) in an order determined by the Borrower. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.
          4.2 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (other than Excluded Indebtedness) an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans.
          (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale in excess of $1,000,000 or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans; provided, that, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.
          (c) Amounts to be applied in connection with prepayments made pursuant to this Section 4.2 shall be applied, first, to the prepayment of the Term Loans pro rata in the inverse order of maturity and, second, to the prepayment of the Revolving Loans and/or Swingline Loans (but without reduction of the Revolving Commitments). The application of any prepayment pursuant to this Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          4.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          4.4 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.
          4.5 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.
          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount or any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to the rate applicable to Term Loans that are Base Rate Loans plus 2%, in each case, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Interest with respect to Loans shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          4.6 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).
          4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
          4.8 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages, Delayed Draw Term Percentages, or Revolving Percentages, as the case may be, of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the immediately preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such

Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of such amounts. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.
          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          4.9 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) subject to Section 4.10 hereof and without duplication thereof, shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes covered by Section 4.10 and any net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be prima facie evidence of such amounts. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.10 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, excluding net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded Taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as soon as practicable thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) the number of copies requested by the recipient of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of the Borrower. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be prima facie evidence of such amounts. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding or mitigating the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).
          4.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          4.14 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively, with appropriate insertions as to date and principal amount.
          4.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall, in any case after the date hereof, make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.
SECTION 5. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

          5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of Borrower and its Subsidiaries as at December 31, 2005, December 31, 2004 and December 31, 2003 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Borrower and its Subsidiaries as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from March 31, 2006 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.
          5.2 No Change. Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          5.3 Corporate Existence; Compliance with Law; Authorizations. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) possesses all Authorizations, franchises, permits, licenses, certificates of compliance, and approvals and grants of authority necessary in the conduct each of its respective businesses, and the same are valid, binding, enforceable, and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development, or use thereof or contesting the validity thereof except to the extent that failure to comply with any of the foregoing pursuant to this clause (e) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Highland Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, any Authorization or any Material Agreement of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any Authorization or any such Material Agreement (other than the Liens created by the Security Documents). No Requirement of Law, Authorization or Material Agreement applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          5.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          5.7 No Default; No Material Breach. No Group Member is (i) in default under or with respect to any of its Authorizations or (ii) in material breach of any Material Agreement in any respect, that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          5.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.
          5.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
          5.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.
          5.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          5.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
          5.13 ERISA. Neither the Borrower nor any Commonly Controlled Entity, within the last six years, sponsors, maintains or contributes or is obligated to contribute to (i) any Single Employer Plan or (ii) other than the Alaska Electrical Pension Trust Fund, any Multiemployer Plan. Each Single Employer Plan complies in all material respects with the applicable provisions of ERISA and the Code. During the twelve-consecutive-month period prior to the date this representation is made or deemed made, no steps have been taken to terminate any Single Employer Plan, and no contribution failure has occurred with respect to any Single Employer Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Single Employer Plan which could result in the Borrower or any Commonly Controlled Entity incurring any material liability, fine or penalty. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
          5.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          5.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.
          5.16 Use of Proceeds. The proceeds of the Loans shall be used for (i) general corporate purposes, (ii) the Highland Acquisition, (iii) Permitted Acquisitions and (iv) to pay fees and expenses in connection with the foregoing and the Facilities.
          5.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
          5.18 Accuracy of Information, etc. The Confidential Information Memorandum ,together with all other documents, schedules, certificates or statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, but excluding any financial projections and forecasts, did not as of the date of this Agreement, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above were based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          5.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. The Guarantee and Collateral Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).
          5.20 Solvency. Each Loan Party is, and after giving effect to the Highland Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
          5.21 Senior Indebtedness. The Borrower Credit Agreement Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture and no other obligations of any Group Member (other than the Senior Notes) constitute “Designated Senior Indebtedness” under the Senior Subordinated Note Indenture. As of the Closing Date, there exists no Subordinated Debt Agreement to which any Group Member is a party (other than the Senior Subordinated Note Indenture).
          5.22 Real Property. Schedule 5.22 lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries.
          5.23 FCC and PUC Matters. (a) Set forth on Schedule 5.23 is a complete list, as of the Closing Date, of all FCC Licenses and the expiration date thereof and each such FCC License is owned by the Borrower or one of its Subsidiaries.
          (b) Each of the Borrower and its Subsidiaries has all requisite power and authority, all material FCC Licenses required under the Communications Act, and all material PUC Authorizations to own and operate its properties and to carry on its businesses as now conducted. Each such FCC License and each such PUC Authorization (i) was validly issued to it and is in full force and effect and (ii) is free and clear of any conditions or other restrictions (other than those routinely imposed in conjunction with FCC licenses of similar type). The FCC Licenses and the PUC Authorizations constitute in all material respects all of the Authorizations from any Communications Regulatory Authority necessary for the operation of the Borrower and its Subsidiaries’ business in the same manner as it is presently conducted.

          (c) Each of the Borrower and its Subsidiaries have taken all material actions and performed all of their material obligations that are necessary to maintain each FCC License and each PUC Authorization without adverse modification or impairment and no event has occurred which (i) results in, or after notice or lapse of time or both could reasonably be expected to result in, any revocation, suspension, materially adverse modification, non-renewal or termination, material impairment of value of, or any materially adverse order of forfeiture with respect to, any FCC License or (ii) materially and adversely affects or in the future could reasonably be expected to materially adversely affect any of the rights of the Borrower or any Subsidiary thereof with respect to any FCC License or PUC Authorization.
          (d) None of the Borrower or any of its Subsidiaries (i) is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture, petition to deny, or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the wireless industries generally) which could reasonably be expected to materially threaten or adversely affect the validity or continued effectiveness of its or its Subsidiaries’ FCC Licenses or PUC Authorizations or (ii) has any reason to believe (other than in connection with there being no legal assurance thereof) that any FCC License will not be renewed in the ordinary course. No Communications Regulatory Authority has threatened to terminate or suspend any FCC License or PUC Authorization.
          (e) The Borrower and its Subsidiaries have made all material filings which are required to be filed by it under the Communications Act and are in all material respects in substantial compliance with the Communications Act relating to the operation of each System.
          (f) The Borrower and its Subsidiaries are not in violation of any FCC build-out requirements relating to the FCC Licenses. With respect to each FCC License, as applicable, the Borrower and its Subsidiaries have certified to the FCC that the minimum build-out requirements have been satisfied where applicable Law requires such certification. All of the information and data set forth in each such certifications is true, complete and correct in all material respects, and each such build certification has been accepted by the FCC.
          (g) The Borrower and its Subsidiaries have completed all relocation of incumbent point-to-point microwave licensees required to be completed by the Borrower and its Subsidiaries under the FCC’s cost-sharing rules, 47 C.F.R. § 24.239 et seq., and have entered into one or more appropriate relocation agreements in connection therewith. For each and every microwave relocation agreement in respect of the FCC Licenses to which the Borrower or its Subsidiaries are a party, (i) the Borrower and its Subsidiaries have fully completed performance, and (ii) the incumbent microwave licensee has filed with the FCC applications or notifications on Form 601 to relinquish its rights to the microwave path(s) that are the subject of such agreement. The Borrower and its Subsidiaries have timely filed any requisite Prior Coordination Notices with the PCIA Microwave Clearinghouse as to each radio facility they have constructed using the spectrum associated with the FCC Licenses, and as of the date hereof the Borrower and its Subsidiaries have not received any notices for cost-sharing obligations related to the use of spectrum associated with the FCC Licenses which have not already been paid.
          (h) No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the FCC Licenses, except with respect to amounts that are routinely imposed on FCC licenses of similar type and for which the payment deadline has not yet passed.
          5.24 Permitted Acquisitions. With respect to any Permitted Acquisition (including any Permitted Asset Swap) (a) each acquiring Person has the power and authority under the laws of its state of incorporation or organization and under its articles of incorporation and bylaws, or other organizational documents, as applicable, to enter into and perform the related acquisition agreement to which it is a party and all other agreements, documents, and actions required thereunder; and all actions (corporate or otherwise) necessary or appropriate by such acquiring Person for the execution and performance of such acquisition agreements, and all other documents, agreements, and actions required thereunder, have been taken, and, upon their execution, such acquisition agreements will constitute the valid and binding obligation of each acquiring Person party thereto, enforceable in accordance with their respective terms and (b) the making and performance of the related acquisition agreements, and all other agreements, documents, and actions required thereunder, will not violate any provision of any Requirements of Law and will not violate any provisions of the articles of incorporation, or bylaws, of such acquiring Person, or constitute a default under any agreement by which it or its property may be bound.
          5.25 Borrower Agreements. Schedule 5.25 sets forth all contracts of Borrower and its Subsidiaries (including with respect to the Systems) required to be filed with the SEC and which have not been superseded, expired or terminated as of the Closing Date (the “SEC Agreements”). As of the Closing Date, there are no failures of any Material Agreement to be in full force and effect which could reasonably be expected have a Material Adverse Effect, and no default or potential default exists on the part of any Group Member thereunder which could reasonably be expected have a Material Adverse Effect.
SECTION 6. CONDITIONS PRECEDENT
          6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, or, if applicable, an Addendum, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and any Guarantor and (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
     (b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the financial statements described in Section 5.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum (such receipt and judgment to be evidenced by such Lender’s execution of this Agreement).
     (c) Approvals. All governmental, FCC, PUC and third party approvals (including landlords’ and other consents) and other Authorizations necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
     (d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
     (e) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (f) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Mayer, Brown, Rowe & Maw LLP, special New York counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit I-1;
     (ii) the legal opinion of Wilkinson Barker & Knauer LLP, FCC counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit I-2.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (h) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the (i) Guarantee and Collateral Agreement, in each case, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (iii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (i) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.
     (j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower.
     (k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

     (l) Establishment of Holdings. The Administrative Agent shall have received (i) satisfactory evidence that the Parent has formed Holdings on terms reasonably satisfactory to the Administrative Agent, including the ownership by Holdings of all the Capital Stock of the Borrower and the ownership by Parent of all of the Capital Stock of Holdings and (ii) the charter and organizational documents of Holdings which shall contain terms reasonably satisfactory to the Administrative Agent.
     (m) Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the Closing Date (other than representations and warranties which related solely as of a specific earlier date).
     (n) No Default. No event or circumstance shall have occurred and be continuing which would be a Default or Event of Default on the Closing Date after giving effect to the extensions of credit requested to be made on the Closing Date.
          6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit, any Revolving Loan, any Swingline Loan, any issuance of any Letters of Credit, any Tranche B Term Loan, any Delayed Draw Term Loan or any Facilities Increase, as applicable) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (other than representations and warranties which related solely as of a specific earlier date).
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
     (c) Financial Covenants. The Borrower shall be in compliance with the financial covenant in Section 8.1(a) before and after giving effect to the extensions of credit requested to be made on such date.
     (d) Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority shall be pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
     (e) No Material Adverse Change. Since the Closing Date, there shall have been no development or event that has had, or could reasonably be expected to have, a Material Adverse Effect.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS
          Each Loan Party hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each Loan Party shall and, to the extent applicable, shall cause its Subsidiaries to:
          7.1 Financial Statements. Furnish to the Administrative Agent:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          7.2 Certificates; Other Information. Furnish to the Administrative Agent (or, in the case of clause (g), to the relevant Lender):
     (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins;

     (c) as soon as available, and in any event no later than March 31 of each fiscal year of the Borrower, a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flows, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable and good faith estimates, information and assumptions;
     (d) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
     (e) no later than ten (10) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to or under any Borrower Indenture;
     (f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities (including any Borrower Indenture) or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          Documents required to be delivered pursuant to 7.1(a) or (b) or Section 7.2(f) to the extent any such documents are included in materials filed with the SEC may be delivered by the Borrower electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower delivers an email notification containing a link to such SEC filings thereto to the Administrative Agent.
          7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including any taxes) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
          7.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with (i) all material obligations under each Material Agreement, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii)

all material obligations under Authorizations issued by the FCC, any applicable PUC and other Requirements of Law.
          7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations issued by the FCC or any applicable PUC which may at any time and from time to time be necessary for the Borrower and its Subsidiaries to operate their businesses in compliance with applicable Requirements of Law.
          7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.
          7.7 Notices. Promptly give notice to the Administrative Agent of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) breach, termination, default or event of default under any Material Agreement or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which, if granted, could reasonably be expected to result in a Material Adverse Effect or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after any Group Member knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, the institution of any steps by the Borrower or any other Person to terminate any Single Employer Plan, or the failure to make a required contribution to a Single Employer Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA or (ii) the taking of any action by the Borrower or any Commonly Controlled Entity with respect to withdrawal from a Multiemployer Plan under section 4201 of ERISA, or the institution of proceedings or the taking of any action by the PBGC or any Multiemployer Plan with respect to the termination, Reorganization or Insolvency of any such Multiemployer Plan;
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

     (f) promptly and in any event within ten days of receipt thereof, copies of all notices and communications received from the FCC, any PUC or any other Governmental Authority which (i) relates to any forfeiture, non-renewal, cancellation, revocation, suspension, impairment or termination of, or any other adverse development with respect to, any FCC License or (to the extent that it is material to the business of the Borrower or any of its Subsidiaries) any other Authorization or (ii) has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          7.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          7.9 Interest Rate Protection. Maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of all Consolidated Total Indebtedness of the Borrower is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
          7.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $3,000,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly:

(i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property;
(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located;
(iii) If requested by the Administrative Agent, the Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid;
(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board;
(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties;
(vi) The Administrative Agent shall have received any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; and
(vii) If requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit H, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such

Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          7.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
          7.12 Highland Acquisition. On the date of the Highland Closing, the Borrower shall deliver to the Administrative Agent (a) a pro forma income statement for the most recently available last four fiscal quarters and pro forma balance sheet for the most recently available fiscal quarter of the Borrower and its Subsidiaries (after giving effect to the Highland Acquisition) and (b) a certificate from a Responsible Officer of the Borrower certifying that (i) that the Highland Acquisition has been consummated in accordance with Highland Acquisition Documents (other than amendments and modifications permitted by clause (ii) below, (ii) no material modifications or amendments shall have been made to the Highland Acquisition Documentation or waivers with respect to any of the terms of the Highland Acquisition Documentation which are materially adverse to the Lenders (unless otherwise permitted by the Administrative Agent) (iii) all governmental, FCC, PUC and third party approvals necessary in connection with the Highland Acquisition shall have been obtained and be in full force and effect, and (iv) each material Authorization issued by any Communications Regulatory Authority acquired in connection with the Highland Acquisition shall be valid, binding, enforceable, and subsisting without any defaults and shall not be subject to any proceedings contesting the validity thereof (except to the extent disclosed in the Highland Acquisition Agreement).
SECTION 8. NEGATIVE COVENANTS
          Each Loan Party hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each Loan Party shall not directly or indirectly, and shall not permit any of its Subsidiaries to:
          8.1 Financial Condition Covenants.
          (a) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio to exceed 2.75 to 1.00 for any twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b), as applicable.

          (b) Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure in any fiscal year, in an aggregate amount in excess of the corresponding amount set forth below opposite such fiscal year:

YEAR	AMOUNT
2006	$75,000,000
2007	$75,000,000
2008	$80,000,000
2009	$85,000,000
2010	$90,000,000
2011	$90,000,000
provided, that (A) 50% of any such amount referred to above, if not so expended in cash in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year only, (B) Capital Expenditures made during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (A) above, and third, in respect of Reinvestment Deferred Amounts from Asset Sales, and (C) the amounts set forth above may be increased from time to time by Supplemental Capital Expenditures and any such increase shall be set forth in a supplement to this Agreement; provided, however that (i) the aggregate amount of all such Supplemental Capital Expenditures for any fiscal year shall not exceed $20,000,000 and (ii) the aggregate amount of all such Supplemental Capital Expenditures shall not exceed the sum of (a) $50,000,000 plus (b) an amount equal to 20% of aggregate Excess Cash Flow from the Closing Date through the end of the most recently ended fiscal year (following the Closing Date) provided that financial statements for such fiscal year have been delivered in accordance with Section 7.1(a).
Notwithstanding the foregoing, the Loan Parties may make additional Capital Expenditures in any fiscal year in excess of the amounts set forth above with (i) Permitted Payments and (ii) Reinvestment Deferred Amounts (subject to the order of application set forth above with respect to Reinvestment Deferred Amounts for Asset Sales).
          8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document (including pursuant to any Facilities Increase);
     (b) unsecured Indebtedness arising from intercompany loans of any Subsidiary Guarantor to the Borrower or of the Borrower to any Subsidiary Guarantor;
     (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d);
     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens to finance the acquisition, construction or restoration of fixed or capital assets of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding; provided, that any Capital Expenditures related thereto are otherwise permitted by Section 8.1(b);
     (f) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $18,100,000 and (ii) Guarantee Obligations of the Subsidiary Guarantors in respect of such Indebtedness, provided, that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;
     (g) (i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $900,000,000 and (ii) Guarantee Obligations of the Subsidiary Guarantors in respect of such Indebtedness;
     (h) Hedge Agreements permitted under Section 8.12;
     (i) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries; provided, that (i) no Default or Event of Default is continuing or would result from the incurrence thereof, (ii) the Consolidated Leverage Ratio shall not exceed 6.50 to 1.00 (before and after giving effect to the incurrence thereof), (iii) such Indebtedness has a maturity no less than 180 days after the Term Loan Maturity Date, (iv) such Indebtedness is incurred on prevailing market terms, including with respect to interest rates and (v) any amortization with respect to such Indebtedness has been approved by the Administrative Agent, (any such Indebtedness permitted by this subsection (i) “Permitted Unsecured Debt”));
     (j) Indebtedness constituting a Permitted Refinancing of other Indebtedness;
     (k) performance bonds, surety bonds and appeal bonds required in the ordinary course of business or in connection with judgments that do not result in a Default or Event of Default;
     (l) Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the dispositions or purchase of assets permitted by Section 8.5 and in the ordinary course of business;
     (m) Indebtedness in respect of workers’ compensation claims, self-insurance obligations and bankers’ acceptances, performance and surety bonds related thereto and in the ordinary course of business and
     (n) Indebtedness arising under letters of credit issued on behalf of Group Members in an aggregate face amount not to exceed $1,000,000.
          8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d) and renewals and extensions thereof in connection with a Permitted Refinancing; provided, that no such Lien is extended to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets and renewals and extensions thereof in connection with a refinancing thereof; provided, that (i) such Liens shall be created within 120 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased pursuant to any such refinancing;
     (h) Liens created pursuant to the Security Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary in connection with a Permitted Acquisition or Permitted Asset Swap; provided, that (i) such Liens were in existence prior to the contemplation of such merger or consolidation (and not incurred in contemplation thereof), (ii) do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the applicable Subsidiary and (iii) any Indebtedness secured by such Liens is permitted by Section 8.2;
     (k) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary in a transaction not prohibited by this Agreement; provided, that (i) such Liens were in existence prior to such acquisition (and not incurred in contemplation thereof) and (ii) any Indebtedness secured by such Liens is permitted by Section 8.2;
     (l) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;

     (m) Liens arising under leases and subleases of Real Property (to the extent such agreements do not constitute a Material Agreement) in the ordinary course of business;
     (n) consignments of inventory in the ordinary course of business;
     (o) assignments of past due receivables solely for the purpose of collection;
     (q) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate Fair Market Value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time;
     (r) judgment Liens so long as the related judgment does not constitute an Event of Default; and
     (s) Liens arising in connection with the cash collateralization of letters of credit to the extent permitted by Section 8.2(n).
          8.4 Fundamental Changes. Enter into any merger, consolidation, joint venture or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:
     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided, that (i) a Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) or simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the provisions of Section 7.10 shall be satisfied in connection therewith);
     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;
     (c) any Subsidiary may merge with another Person (other than Holdings) to effect a transaction permitted under Section 8.8(e); and
     (d) transactions permitted under Section 8.5 shall be permitted.
          8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 8.4(b);
     (d) the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor, (ii) the Borrower’s Capital Stock to Holdings or (iii) the Capital Stock of Holdings to the Parent;

     (e) Dispositions of assets which are Permitted Asset Swaps to the extent permitted by Section 8.8(e);
     (f) Dispositions which are Permitted Asset Sales; and
     (g) Dispositions of Cash Equivalents to the extent not prohibited by any Loan Document.
          8.6 Restricted Payments. No Group Member shall, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except:
     (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor including dividends and distributions declared and paid on the Capital Stock of the Borrower or any of its Subsidiaries;
     (b) (i) the Borrower may pay dividends or other payments to Holdings to permit Holdings to pay any taxes that are due and payable by Holdings and the Borrower as part of a consolidated group and (ii) Holdings may pay dividends in common stock on the Capital Stock of Holdings to the Parent;
     (c) the Borrower may make payments (“Permitted Payments”) not exceeding an amount equal to the sum of (i) $50,000,000 plus (ii) 100% of Consolidated EBITDA of the Borrower since July 1, 2006 (less an amount equal to Consolidated Interest Expense of the Borrower since July 1, 2006 multiplied by 1.4) plus (iii) 100% of the cash equity contributions for sales of Capital Stock; provided, that (A) no Default or Event of Default is continuing or would result therefrom, (B) the Consolidated Leverage Ratio does not exceed 6.50 to 1.00 (before and after giving effect to such Permitted Payment) and (C) such payment is otherwise permitted by the Borrower Indentures and any Subordinated Debt Agreements; and
     (d) any Restricted Payment made in connection with a Permitted Refinancing.
          8.7 [Intentionally Omitted]
          8.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents (including in securities accounts and deposit accounts of any Loan Party);
     (c) Guarantee Obligations to the extent permitted by Section 8.2;
     (d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;
     (e) Permitted Acquisitions and Permitted Asset Swaps;

     (f) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (g) Investments in securities of account debtors of a Group Member received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors or in connection with the workout of any obligations of such account debtors;
     (h) Hedge Agreements permitted by Section 8.12;
     (i) intercompany Investments by any Group Member in the Borrower or any other Loan Party;
     (j) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the sale of property permitted by this Agreement;
     (k) Investments made with Permitted Payments; and
     (l) intercompany loans to the extent permitted by Section 8.2(b).
          8.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Except pursuant to (i) Permitted Refinancings to the extent permitted by Section 8.2(j) or Permitted Payments to the extent permitted by Section 8.6(d), make or offer to make any optional or voluntary payment, prepayment (including mandatory prepayment), repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any indebtedness of any Group Member (other than indebtedness permitted by Section 8.2(a), (b), (e) and (h) (to the extent such prepayment, repurchase or repurchase is in connection with a Permitted Refinancing), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Borrower Indenture or any Subordinated Debt (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon; provided, that, any consent fee paid in connection therewith is on customary market terms), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Capital Stock of any Group Member that is preferred stock (other than any such amendment, modification, waiver or other change that would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon; provided, that, any consent fee paid in connection therewith is on customary market terms) or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Borrower Indenture, the Senior Note Indenture or any Subordinated Debt Agreement.
          8.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may pay to the Parent fees and expenses pursuant to the Management Agreement, the Equipment Lease and Switch Sharing Agreements and the Tax Allocation Agreement.

          8.11 [Intentionally Omitted]
          8.12 Hedge Agreements. Enter into any Hedge Agreement, except Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock, the Senior Subordinated Notes or the Senior Notes).
          8.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          8.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents, (b) provisions existing at the date hereof contained in the Existing Indentures and in any refinancing of the foregoing (to the extent permitted by this Agreement) after the Closing Date which does not contain more restrictive provisions, and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
          8.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) the Borrower Indentures and any Permitted Refinancing thereof, (iv) customary non-assignment provisions of any contracts and licenses and restrictions in leases restricting subletting, (v) customary net worth provisions contained in leases and other agreements entered into by the Borrower or a Subsidiary in the ordinary course of business, (vi) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business, (vii) purchase money obligations and Capital Lease Obligations that impose restrictions on the property purchased or leased, (viii) provisions limiting the disposition or distribution of assets or property in asset sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements and (ix) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.
          8.16 Lines of Business. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
               (b) Holdings shall not engage in any business, operations or activity, hold any property, or incur any obligations or Indebtedness, other than (i) holding Capital Stock of the Borrower, (ii) issuing, selling and redeeming its own Capital Stock, (iii) liabilities incident to its ownership of the Borrower, (iv) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of

Capital Stock and (vi) receiving, and holding proceeds of, Restricted Payments from the Borrower and its Subsidiaries and distributing the proceeds thereof to the extent permitted in Section 8.6.
          8.17 Amendments to Material Agreements. Amend, supplement, terminate or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any Material Agreement in a manner that could reasonably be expected to have a Material Adverse Effect or, in the case of the Management Agreement, in a manner that materially increases the obligations of the Borrower or any other Group Member thereunder; provided, however, that the Borrower may amend, supplement or otherwise modify the Roaming Agreement, notwithstanding the foregoing restriction; provided that a copy of a resolution approved by the board of directors of the Borrower and certified by the secretary of the Borrower, that such amendment, supplement or modification is in the best economic interests of the Borrower under the circumstances, has been provided to the Administrative Agent.
          8.18 Use of Proceeds. Use any proceeds from the Loans made hereunder, directly or indirectly, for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board or for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities.”
SECTION 9. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or any Lender; or
     (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement (including any Borrower Indenture or Subordinated Debt Agreement) evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (iv) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, that (A) a default, event or condition described in clause (i), (ii), (iii) or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii) or (iv) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000 and (B) the provisions of this paragraph (e) shall not apply to the Senior Subordinated Notes; or
     (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (iv) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Power of the Parent on a fully diluted basis; (b) the individuals who on the Closing Date constituted the Board of Directors of the Parent, together with any new directors whose election by the Board of Directors of the Parent or whose nomination for election by the Parent’s stockholders was approved by a vote of at least a majority of such Board of Directors then in office who either were members of such Board of Directors on the Closing Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of such Board of Directors then in such office; or
     (l) (i) Parent shall fail to own 100% of the Capital Stock of Holdings or (ii) Holdings shall fail to own 100% of the Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or
     (m) any Specified Change of Control shall occur; or
     (n) the Senior Subordinated Notes, any Subordinated Debt or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Borrower Credit Agreement Obligations or the obligations of any Guarantor under the Guarantee and Collateral Agreement in respect thereof, as the case may be, as provided in the Senior Subordinated Note Indenture or any Subordinated Debt Agreement, or any Loan Party, any Affiliate of any Loan Party; or
     (o) any Authorization necessary for the ownership or operations of the Borrower or any Subsidiary of the Borrower (including any FCC License) shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another Authorization authorizing substantially the same operations by such Person; (ii) any Authorization necessary for the ownership or operations of the Borrower or any Subsidiary of the Borrower shall be canceled, revoked, terminated, rescinded, annulled, suspended, or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed, or set aside, (iii) the Borrower or any Subsidiary of the Borrower is required by any Governmental Authority to halt construction or operations under any

Authorization and such action shall continue uncorrected for 30 days after the applicable entity has received notice thereof; or (iv) any Governmental Authority shall make any other adverse determination which, in each case has, or could reasonably be expected to have, a Material Adverse Effect;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 10. THE AGENTS
          10.1 Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

          10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          10.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.
          10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.
          10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

          10.6 Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          10.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          10.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

          10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          10.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.
          10.11 The Bookrunners. The Bookrunners, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.
SECTION 11. MISCELLANEOUS
          11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
     (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or
     (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility

Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby;
(ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;
(iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement (other than in connection with a Permitted Asset Sale or a Permitted Asset Swap), in each case without the written consent of all Lenders;
(iv) amend, modify or waive any condition precedent to any extension of credit set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the applicable Majority Facility Lenders with respect to the applicable Facility;
(v) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby;
(vi) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility;
(vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;
(viii) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby;
(ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender;
(x) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender; or
(x) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations or (B) the definition of “Qualified Counterparty”, “Specified Hedge Agreement”, “Obligations”,

“Borrower Obligations” or “Borrower Hedge Agreement Obligations”, in each case, in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (including in connection with a Facilities Increase) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans or all outstanding Delayed Draw Term Loans (“Refinanced Term Loans”) with a replacement “B” or “Delayed Draw” term loan tranche hereunder (“Replacement Term Loans”), provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
          If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders under a single Facility), the consent of the Required Lenders (or Majority Facility Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans and Revolving Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans and any outstanding Revolving Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.
          11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	American Cellular Corporation
14201 Wireless Way
Oklahoma City, OK 73134
Attention: General Counsel
Telecopy: (405) 529-8376
Telephone: (405) 529-8500

with a copy to:	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attention: John Lawlor, Esq.
Telecopy: (405) 235-0439
Telephone: (405) 235-9621

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
245 Park Avenue
New York, NY 10167
Attention: Bryan Carter
Telecopy: (212) 272-9184
Telephone: (212) 272-2000

with a copy to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Morgan Bale
Telecopy: (212) 310-8007
Telephone: (212) 310-8000
provided, that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) subject to Section 4.10 hereof and without duplication thereof, to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower as provided in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Borrower, provided, that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans;
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment,(y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and
     (C) in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.
(ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Facility or the Delayed Draw Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
     (D) in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.
          For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:
          “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.
          “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5; provided, however, in the case of Section 4.10, a Lender shall only be entitled to such benefits with respect to payments made prior to such Assignment and Assumption). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d) or 4.10(e), and the Lender (in the case of a Participant complying with Section 4.10(d)) must submit a Form W-8IMY.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the

Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          11.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
          11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any

Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          11.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          11.13 Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to (i) take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (A) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (B) under the circumstances described in paragraph (b) below and (ii) to subordinate any Lien of the Administrative Agent to Liens permitted by Section 8.3(g).
          (b) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and each outstanding Letter of Credit shall be terminated or cash collateralized in a manner satisfactory to the Administrative Agent and the net termination liability under or in respect of Specified Hedge Agreements at such time shall have been paid in full, or secured by a collateral arrangement satisfactory to the Qualified Counterparty in its sole discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          11.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          11.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17 Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.
          11.18 Patriot Act. Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AMERICAN CELLULAR CORPORATION, as Borrower

By:	/s/ Ronald L. Ripley
Name: Ronald L. Ripley
Title: Vice President

ACC LEASE CO., LLC, as Subsidiary Guarantor

By:	/s/ Ronald L. Ripley
Name: Ronald L. Ripley
Title: Co-Manager

ACC HOLDINGS, LLC, as Guarantor

By: /	s/ Ronald L. Ripley
Name: Ronald L. Ripley
Title: Vice President

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:	/s/ Victor Bulzacchelli
Name: Victor Bulzacchelli
Title: Vice President

BEAR STEARNS CORPORATE LENDING INC., as a Lender

By:	/s/ Victor Bulzacchelli
Name: Victor Bulzacchelli Title: Vice President
Signature Page to the Credit Agreement

Annex A
PRICING GRID

	Applicable Margin	Applicable Margin for Base Rate
Pricing Level	for Eurodollar Loans	Loans
I	2.25	1.25
II	2.00	1.00
III	1.75	0.75
IV	1.50	0.50
The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted, on and after each Adjustment Date (as defined below) occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date, based on changes in the Consolidated Leverage Ratio, with each such adjustment to become effective on the date (the “Adjustment Date”) that is three (3) Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.
          As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:
          “Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 4.5 to 1.00.
          “Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.5 to 1.00 but greater than or equal to 4.0 to 1.00.
          “Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.0 to 1.00 but greater than or equal to 3.5 to 1.00.
          “Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.5 to 1.00.